Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 20, 2009 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its third quarter ended September 26, 2009.

Net sales for the third quarter of 2009 were $29.0 million compared to $35.8 million for the corresponding 2008 period. The Company reported net income for the third quarter of 2009 of $0.1 million, or $0.00 per diluted share, compared to $0.3 million, or $0.02 per diluted share, reported for the corresponding 2008 period.

For the nine months ended September 26, 2009, net sales decreased to $85.7 million compared to $108.7 million for 2008. The loss for the nine months ended September 26, 2009 was $3.4 million, or $0.20 per diluted share, compared to net income of $1.8 million, or $0.10 per diluted share, for 2008.

John Aglialoro, Chairman and CEO stated, “During the past year, CYBEX has focused on broadening into additional market segments as the health club market has remained stagnant. This has included not only new product positioning, but broader marketing and sales approaches which I believe will position CYBEX well for 2010. In the meantime, I appreciate the efforts our employees have made this year and commend our managers for balancing cost reductions with investments needed to promote the long-term success of CYBEX.”

Arthur Hicks, President and CFO stated, “During the quarter, we renegotiated our financial covenants with our banks. We were in compliance with these financial covenants as of the end of the quarter, and expect to remain in compliance for the foreseeable future.”

The Company will hold a conference call today at 4:30 p.m. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q3 Earnings Release Conference Call.

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About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2008, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 26, 2009.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$28,986	$35,753	$85,662	$108,669

Cost of sales	19,829	24,202	61,461	72,290

Gross profit	9,157	11,551	24,201	36,379

As a percentage of sales	31.6%	32.3%	28.3%	33.5%

Selling, general and administrative expenses	8,997	10,600	27,932	32,240

Operating income (loss)	160	951	(3,731)	4,139

Interest expense, net	307	306	907	931

Income (loss) before income taxes	(147)	645	(4,638)	3,208

Income taxes (benefit)	(228)	305	(1,208)	1,422

Net income (loss)	$81	$340	$(3,430)	$1,786

Basic net income per share	$0.00	$0.02	$(0.20)	$0.10

Diluted net income per share	$0.00	$0.02	$(0.20)	$0.10

Shares used in computing basic net income per share	17,096	17,560	17,201	17,439

Shares used in computing diluted net income per share	17,096	17,660	17,201	17,566

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 26, 2009	December 31, 2008
ASSETS

Current assets:

Cash and cash equivalents	$1,169	$1,628

Accounts receivable, net	17,449	18,735

Inventories	12,502	13,465

Prepaid expenses and other	1,358	2,249

Deferred tax asset	4,685	4,685

Total current assets	37,163	40,762

Property and equipment, net	32,759	36,551

Deferred tax asset	9,735	8,698

Other assets	4,949	5,290

	$84,606	$91,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$2,915	$1,882

Accounts payable	4,324	5,965

Accrued expenses	11,087	11,986

Total current liabilities	18,326	19,833

Long-term debt	15,920	16,606

Other liabilities	8,477	9,411

Total liabilities	42,723	45,850

Stockholders’ equity	41,883	45,451

	$84,606	$91,301

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